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EXHIBIT 10.26

DESIGN-BUILD AGREEMENT

        THIS DESIGN-BUILD AGREEMENT ("Agreement") is entered into this    day of            , 2002 by and between WORKSTAGE LLC, a Delaware limited liability company, with an address of 4700 60th Street, Grand Rapids, Michigan 49512 ("Workstage"), and PayPal, Inc. a Delaware corporation, with an address of P.O. Box 45950, Omaha, Nebraska 68145 and an office at 303 Bryant Street, Mountain View, CA 94041 ("Owner").

BACKGROUND INFORMATION:

        A.    Workstage creates buildings for its customers by integrating and assembling pre-manufactured building components and providing on-site construction services.

        B.    Owner wishes to purchase a Workstage building.

Owner hires Workstage, and Workstage agrees to work for Owner as an independent contractor, on the following terms and conditions:

        1.    GENERAL PROVISIONS

          1.1  The Owner and Workstage agree to proceed on the basis of trust, good faith and fair dealing. Workstage represents and warrants that it has the expertise to carry out the Work (as hereinafter defined) and it agrees to procure the architectural and engineering services set forth herein and to furnish construction and administration of the Work.

          1.2  This Agreement is solely for the benefit of the parties hereto. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral. The parties hereto agree to look solely to each other with respect to the performance of the Agreement. This Agreement may be amended only by written instrument signed by both parties.

          1.3  The following shall be a condition precedent to this Agreement: Owner's purchase of approximately 22.38 acres of land within Sarpy County, Nebraska pursuant to that certain Purchase and Sale Agreement by and between Owner and R.S. Land, Inc., a Nebraska corporation.

        2.    DEFINITIONS

          2.1  The "Project" is the erection for Owner of a Workstage building as more specifically described in attached Exhibit A.

          2.2  The "Work" consists of all of the Design Services (hereinafter defined) in accordance with Sections 3.1 and 3.2 below and the construction services in accordance with Section 3.3 below, including, but not limited to, all of the labor, materials and equipment necessary to complete the Project in accordance with the Contract Documents (hereinafter defined), whether completed or partially completed. Workstage shall be responsible for procuring the design and the construction of the Work consistent with the Owner's Program (hereinafter defined). Workstage shall exercise reasonable skill and judgment in the performance of the Work.

          2.3  The "Site" is the place where the Project is located, as indicated on the Site description attached as Exhibit B.

          2.4  The "Contract Documents" consist of this Agreement (including all Exhibits and Schedules), any amendments thereto, all Design and Construction Documents whether in existence at the time this Agreement is entered into or whether developed after the execution thereof and any Change Orders. It is the intent of the Owner and Workstage that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by

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  all; performance by Workstage shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings, unless otherwise defined herein.

          2.5  Owner has designated the person below as its designated representative for general management of this Agreement. Any reference to Owner herein is a reference to the person named below, but only in such person's capacity as a representative for Owner.

      Name: Ryan Downs
      Address: 11128 John Galt Boulevard, Omaha, NE 68137
      Phone: (402) 935-2195
      Fax: (402) 593-9097
      E-mail: rdowns@paypal.com

        For the purpose of notices, in Section 20.4, copies shall be sent to:

      Rebecca L. Eisenberg
      PayPal, Inc.
      303 Bryant Street
      Mountain View, CA 94041
      Phone: (650) 864-8102
      Fax: (650) 864-8225
      Email: reisenberg@paypal.com

          2.6  Workstage has designated the person below as its designated representative for general management of this Agreement. Any reference to Workstage herein is a reference to the person named below, but only in such person's capacity as a representative for Workstage.

      Name: Donald M. Slaght
      Address: 200 Campus Drive, Suite 200, Florham Park, NJ 07932
      Phone: (973) 301-8520
      Fax: (973) 966-8828
      E-mail: dslaght@workstage.com

        For the purpose of notices, in Section 20.4, copies shall be sent to:

      Donald M. Slaght
      Workstage LLC
      200 Campus Drive, Suite 200
      Florham Park, NJ 07932
      Phone: (973) 391-9500
      Fax: (973) 966-8828
      E-mail: dslaght@workstage.com

        3.    WORKSTAGE SERVICES

          3.1  Phase I Services—Development of Owner's Program

            3.1.1  Workstage shall assist the Owner in the development and preparation of the Owner's Program (hereinafter defined), which shall outline the objectives and requirements of the Owner with respect to the Project. Such program shall include budget and time criteria, space requirements, special equipment and systems, and Site requirements.

            3.1.2  Workstage shall visit the Site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's Program.

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            3.1.3  Workstage shall research diligently and review laws and regulations applicable to design and construction of the Project and correlate such laws and regulations with the Owner's Program requirements. In the performance of this obligation, Workstage shall meet with governmental authorities having or potentially having jurisdiction over the Project and make all commercially reasonable efforts to ensure that the design of the Project complies with applicable laws, codes, regulations and requirements, including, but not limited to, Title I of American with Disabilities Act 1990 and any and all fire safety laws, codes, regulations or requirements, including but not limited to all local, state and federal laws, codes, regulations and requirements. If Workstage experiences any hurdles in acquiring all necessary legal approval, it will notify Owner and at all times keep Owner appraised of any potential challenge or obstacle to full and complete legal approval and compliance, including obtaining all applicable licenses and permits.

            3.1.4  In development of the Owner's Program, Workstage shall ascertain Owner's requirements of the Project and shall verify and review such requirements with the Owner. Workstage's review shall also provide to the Owner a preliminary evaluation of the Site with regard to access, traffic, drainage, parking, building placement and other considerations affecting the building, as well as information regarding applicable government laws, regulations and requirements. Workstage shall also propose architectural, civil, structural, mechanical, electrical and other systems for review by the Owner.

            3.1.5  Design services required under this Agreement shall be performed by licensed, independent design professionals. The standard of care for architectural and engineering services performed under this Agreement shall be the highest degree of care and skill used by design professionals practicing under the same time and locality conditions. Since the design professional is independent from Workstage, the design professional services shall be procured and the payment shall be made pursuant to separate agreements between Workstage and the design professional. The design professional for the Project (the "Architect") is:

      Name: Integrated Architects, Inc.
      Address: 4090 Lake Drive
                                Grand Rapids, MI 49546
      Phone: 616-574-0220

        The contractual obligations of such professional persons or entities are undertaken and performed in the interest of Workstage. Workstage shall be responsible to the Owner for acts and omissions of Workstage's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of Workstage's obligations under this Section 3.

            3.1.6  Based upon a review and analysis of the functional and organizational relationships, requirements and objectives for the Project, Workstage shall provide a written program of the requirements for Owner's approval (the "Owner's Program").

          3.2  Phase II Services—Design Services

            3.2.1  Upon the execution of this Agreement, Workstage shall commence the Work and shall provide a time schedule, which shows the activities of the Owner and Workstage necessary to meet the Owner's completion requirements as set forth in Section 7 (the "Project Schedule") which is attached hereto as Exhibit C and incorporated herein by reference. The Project Schedule should indicate the time (numbers of days) for starting and completing the various stages of the Work set forth in Section 3.2 and 3.3 and allowing sufficient time for all necessary approvals and inspections as reasonably required under the Contract Documents.

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            3.2.2  Upon the execution of this Agreement, Workstage shall prepare a budget which shall indicate the total cost of design and construction of the Project and all available allowances (collectively referred to as "Project Budget") which is attached hereto as Exhibit D and incorporated herein by reference. The Project Budget shall be prepared by qualified professionals, cost estimators or contractors retained by and acting in the interest of Workstage.

            3.2.3  Based upon Workstage's review and analysis of the Owner approved Owner's Program, Workstage shall submit to Owner, for Owner's approval in accordance with the Project Schedule, Design Documents consistent with the Owner's Program for the performance of the Work. The "Design Documents" consist of all plans, drawings, specifications and other conceptualized documents establishing the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate to accurately and completely describe the Owner's Program.

            3.2.4  One set of the Design Documents shall be promptly furnished to the Owner. Upon delivery of the Design Documents and the Project Schedule and the Project Budget, Owner shall timely review such documents for its approval in its sole discretion.

            3.2.5  Workstage agrees that it will use commercially reasonable efforts to provide that the design it creates will satisfy the functional requirements of the Owner as set forth in the Owner's Program.

          3.3  Phase III Services—Construction Services

            3.3.1  The construction services to be performed hereunder shall commence as provided on the Project Schedule.

            3.3.2  Within ten (10) days after the Commencement Date (hereinafter defined), Workstage shall submit for review and approval by Owner:

              3.3.2.1  An updated Project Schedule with any applicable changes made in accordance with Section 3.3.7 below,

              3.3.2.2  A preliminary schedule of required submittals and the times for submitting, reviewing and processing each submittal, and

            3.3.3  A Schedule of Values in accordance with Section 9.1 below.

            3.3.4  Workstage shall submit Construction Documents for review and approval by the Owner. When Workstage submits the Construction Documents, Workstage shall identify in writing all material changes and deviations that have taken place from the Design Documents or the Contract Documents in existence. "Construction Documents" shall include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

              3.3.4.1  be consistent with the intent of the Owner's Program and the Design Documents;

              3.3.4.2  provide information for the use of those in the building trades; and

              3.3.4.3  include documents customarily required for regulatory agency approvals.

            3.3.5  Pursuant to the terms of this Agreement, Workstage shall provide or cause to be provided and shall pay for design services, construction services, installation, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work as

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    provided hereunder, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

            3.3.6  Workstage shall comply with laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work.

            3.3.7  Workstage shall maintain the Project Schedule in accordance with the Contract Time (hereinafter defined). The Project Schedule shall indicate the dates for the start and completion of the various stages of the construction, including the dates when information and approvals are required from the Owner. It shall be updated and delivered with each Payment Request (hereinafter defined) for Owner's acceptance and approval. Subject to Section 7.3 below, Workstage shall adhere to the Project Schedule and any changes made to such will not change the Contract Time unless mutually agreed to and evidenced by a Change Order.

            3.3.8  Workstage shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work.

              3.3.8.1  Workstage shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work, including safety of all persons and property during performance of the Work. This requirement will apply continuously with respect to the Work at the Site and not be limited to normal working hours.

              3.3.8.2  Workstage shall comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority having jurisdiction for the safety of persons or property or to protect them from damage, injury or loss in connection with the Work. Workstage shall erect and maintain, as required by law based upon existing conditions and progress of the Work, all reasonable safeguards for safety and protection including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent utilities.

              3.3.8.2.1  Workstage shall designate a responsible member of its organization at the Site whose duty shall be the prevention of accidents. This person shall also be the Project Manager (hereinafter defined) unless otherwise designated in writing by Workstage to Owner.

            3.3.9  The Contract Price (as hereinafter defined) shall include all sales, consumer, use, employment and similar taxes applicable to the Work. If requested by Owner, Workstage shall promptly provide Owner copies of all receipts for such taxes paid.

            3.3.10  Workstage shall pay royalties and license fees for patented designs, processes or products in connection with the Work. Workstage shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if Workstage has knowledge that the use of a required design, process or product in connection with the Work is an infringement of a patent, Workstage shall be responsible for such loss unless such information is promptly furnished to the Owner.

            3.3.11  Workstage shall maintain at the Site for the Owner one set of Construction Documents, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon final completion of the Project.

            3.3.12  In connection with the Work, the Contract Price shall include costs associated with obtaining, on a timely basis, the building permit and other permits and governmental fees,

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    licenses, certificates, approvals and inspections necessary for proper execution and completion of the Project and compliance with laws and regulations that protect the environment, or human health and safety, as well as with other laws and regulations that may apply to the Project in any matter.

            3.3.13  Following Substantial Completion (hereinafter defined), collaborate with Owner to prepare and complete Punchlist Work (hereinafter defined) in accordance with Section 7.1 below.

            3.3.14  Workstage shall deliver all written warranties and equipment manuals with respect to the Work to Owner upon final completion of the Project.

            3.3.15  Upon final completion of the Project, Workstage shall produce and deliver to Owner a reproducible record set of "as built" plans and specifications reflecting significant changes in the Work made during construction and the Project as actually built.

            3.3.16  The Site and surrounding area shall be kept free from accumulation of waste materials or rubbish caused by Workstage's operations under this Agreement. At the completion of the Work, Workstage shall promptly remove from the Site waste materials, rubbish, Workstage's tools, construction equipment, machinery, and surplus materials and leave the Site and surrounding area in a neat and clean manner.

            3.3.17  Workstage shall coordinate with the utility companies to install water mains, sewer mains, telephones, gas mains, power poles, lines transformers, or to connect utilities to the Project. The expense of delivering such utilities to the site will be paid for by Owner, separate and apart from the terms of this Agreement, on the condition that Workstage presents to Owner all plans and potential expenses before they are made or committed to by Workstage.

            3.3.18  Workstage will be responsible for staffing a field office with the expertise necessary to properly execute the supervision and construction of the Project. Workstage shall be responsible for providing a competent Project Manager and Superintendent for the duration of the Project (the "Key Personnel"). The Key Personnel will be the on-Site point of contacts for Workstage and will coordinate construction efforts with the Project Executive and the Owner. The Key Personnel assume all duties and responsibilities for supervision and scheduling of all facets of construction including those of any subcontractors or suppliers for the Project. The Key Personnel shall be satisfactory to Owner, in its reasonable opinion, and shall not be removed or replaced, unless the Key Personnel are unable to perform their duties due to illness or injury. In such case, Key Personnel of similar experience and qualifications shall be substituted. Workstage shall be additionally responsible for providing on the Project labor foremen and workmen skilled in the crafts and trades that they are supervising or performing.

            3.3.19  Workstage shall confine operations at the Site to areas permitted by law, ordinances, permits, and the Contract Documents and shall not unreasonably encumber the Site with any materials or equipment.

            3.3.20  In connection with the Work, Workstage shall at all times be responsible for the conduct and discipline of its employees and to the extent within its reasonable control any Subcontractor or persons employed by Subcontractors. All workmen must have sufficient knowledge, skills and experience to perform properly the work assigned to them.

            3.3.21  Workstage is solely responsible for scheduling and coordinating the performance and furnishing of the Work which will include coordinating of construction required in connection with construction performed and equipment supplied by Owner. Any construction

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    subcontract, sub-agreement, supply or material contract entered into by Workstage shall be for the benefit of the Owner.

            3.3.22  Workstage shall provide customary assistance to Owner in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and construction during operation.

        4.    WORKSTAGE RESPONSIBILITIES

          4.1  Workstage shall examine and carefully study the Contract Documents and will perform the Work in accordance with the Contract Documents. Workstage represents and warrants to Owner that all materials and equipment furnished under the Contract will be new and of good quality and that all Work will be of good quality, free from faults and defects and in conformance with the Contract Documents and applicable laws, ordinances and regulations. All Work not so conforming to these standards may be considered defective. All such defective Work, including substitutions of materials requiring Owner approval hereunder, but not approved by Owner, shall be corrected by Workstage in accordance with Section 14 hereof. If required by Owner, Workstage shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

          4.2  Workstage shall visit the Site and become familiar with and become satisfied as to the general, local and Site conditions that may affect cost, progress, performance and furnishing of the Work.

          4.3  Workstage agrees that it is familiar with and will use commercially reasonable efforts to comply with all federal, state and local laws and regulations that may affect cost, progress, performance and furnishing of the Work. If Workstage experiences any hurdles in complying with this Section 4.3, it will notify Owner and at all times keep Owner appraised of any potential challenge or obstacle to such compliance.

          4.4  Workstage represents and warrants that it will carefully study all reports of explorations and tests of subsurface conditions at the Site and all drawings of physical conditions in or relating to existing surface structures at the Site.

            4.4.1  Notwithstanding anything stated in Section 4.4 hereinabove, if conditions encountered at the Site are found, as determined by an independent engineering investigator, to be (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or as provided for in Section 5.4 below, or (2) unknown physical conditions of an unusual nature, which differ materially form those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then the Contract Price and Contract Time shall be equitably adjusted by Change Order.

          4.5  Workstage shall, in accordance with Section 3.3.14, pass through to Owner all manufacturers' product warranties applicable to components of the Project as listed on Exhibit E attached hereto, and notwithstanding anything contained herein, Workstage shall have no liability and gives no warranty for any item covered by a manufacturers' product warranty passed on to Owner. Workstage represents and warrants that all warranties listed on Exhibit E attached hereto are assignable and shall be assigned to Owner.

          4.6  Workstage represents and warrants that exclusive and lien-free title to the Work, materials, and equipment covered by a Payment Request will pass to Owner by incorporation in construction or upon receipt of payment by Workstage, whichever occurs last.

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          4.7  Workstage may only make substitutions of materials and/or equipment with consent of the Owner and in accordance with a Change Order. By making requests for substitutions, Workstage:

            4.7.1.1  represents and warrants that Workstage has investigated the proposed substitute product and determined that it is equal or superior to that specified in the Contract Documents;

            4.7.1.2  represents and warrants that Workstage will provide the same warranty for the substitution that Workstage would provide for the item specified in the Contract Documents;

            4.7.1.3  certifies and warrants that cost data presented is complete and includes all related costs, and waives claims for additional costs related to the substitution which subsequently become apparent, other than those which could not have been reasonably anticipated.

            4.7.1.4  covenants that it shall maintain complete and accurate records of the services performed and the materials and equipment provided hereunder for three years.

        5.    OWNER RESPONSIBILITIES

          5.1  Owner shall promptly (and within a period of time that will not result in any unreasonable delay of the Work) make all decisions and provide all information reasonably requested by Workstage, such as partition design and placement, individual connection requirements for electrical, signal, and voice communications needs and desired wiring path, information about HVAC needs, floor and carpet design, space configuration, colors and finishes, furniture and equipment needs and layout, to the extent such information is not already depicted or set forth in the plans and specifications for the Project.

          5.2  Owner shall, at its expense, furnish (i) an ALTA survey depicting the physical characteristics (including, without limitation, topography, wetlands location), legal limitations, and utility locations for the Site, (ii) a written legal description and evidence of record title to the property at the Site, and, (iii) a geo-technical report of the Site. Except for permits, licenses and fees which are the responsibility of Workstage under the Contract Documents, the Owner will pay for easements, assessments and charges required for the construction, use or occupancy of permanent structures at the Site.

          5.3  Before Work begins at the Site, furnish evidence that it owns the Site in fee simple (or direct Workstage to secure such evidence at Owner's expense), and at all times during the course of the Work maintain such title and pay all property taxes in respect of the Work or the Site before penalty or interest attaches.

          5.4  Workstage may rely upon the accuracy, adequacy and completeness of all third-party reports and information furnished by Owner. Workstage shall exercise proper precautions relating to the safe performance of the Work in its reliance on Owner supplied information, subject to experience or evidence that the third party reports and information furnished by Owner is inaccurate, inadequate or incomplete, in which case Workstage will promptly notify Owner of this experience or evidence.

          5.5  Owner shall furnish environmental, soil and hazardous material tests, inspections and reports required by law or the Contract Documents or otherwise necessary for performance of the Work.

          5.6  Owner shall make all payments as and when required under the Contract Documents.

        6.    OWNERSHIP AND USE OF PLANS

          6.1  All drawings, plans, specifications, and other documents relating to the design, construction, assemblage and installation of the Workstage product including, without limitation, any patents or pending patents or licenses relating to same and all Proprietary Information

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  (hereinafter defined), are "Instruments of Service" belonging to Workstage or its suppliers. Nevertheless, upon execution of this Agreement, Workstage grants to the Owner a nonexclusivelicense to use and reproduce Workstage's Instruments of Service prepared under this Agreement solely for the purposes of constructing, using and maintaining the Project at the Site for which they were prepared, provided that Owner shall comply with all obligations, including payment of all sums when due, under this Agreement. Workstage shall obtain similar nonexclusive licenses for the Owner from all of Workstage's design and construction consultants. If this Agreement terminates for any reason prior to the completion of the Project, the Owner shall have the right to authorize similarly credentialed design and construction professionals to reproduce, and where permitted by law, to make changes, corrections or additions to the Instruments of Service solely for the purpose of completing, using and maintaining the Project at the Site. Should any of the Instruments of Service be used by any party subsequent to termination of this Agreement, which are incomplete or unfinished, or which are subsequently changed, corrected or amended, Owner agrees that Owner will indemnify, defend and hold harmless Workstage from any and all claims, losses or liabilities, including attorneys' fees, related to such subsequent use of the Instruments of Service to the extent not caused by the negligence or willful misconduct of Workstage.

          6.2  Upon (i) the earlier termination of this Agreement or (ii) the completion of the Project and payment for all Work performed by Workstage, whether partially or fully complete, as provided for by this Agreement, Workstage shall deliver to the Owner reproductions of all Instruments of Service for the Project. Instruments of Service will be delivered to Owner on early termination and upon payment to Workstage; provided, however, that if Owner has any dispute as to an amount claimed owing to Workstage, Workstage will nonetheless immediately deliver Instruments of Service to Owner.

          6.3  In addition to and on the same terms as set forth in Sections 6.1 and 6.2, Owner shall receive ownership of and/or be assigned the exclusive property rights to all permits, licenses, subcontracts, supply contracts and any other documents or Proprietary Information, as defined in Section 20.5 below, necessary to complete, use or maintain the Project, other than Instruments of Service, prepared, provided or procured by Workstage, its Subcontractors and consultants in the performance of the Work.

          6.4  If this Agreement is terminated pursuant to Section 16.3, subsections (i), (ii), (iii) or (vi), Owner will not be granted any right to use or of ownership in the Instruments of Service or Workstage's other Proprietary Information.

        7.    TIME

          7.1  The Work to be performed under Section 3.3 shall commence as provided in the Project Schedule. The "Commencement Date" for the Work is the date established in the Project Schedule and commences the Contract Time. The "Contract Time" is the period of time allotted in the Project Schedule for Substantial Completion of the Work to be performed under this Agreement.

          7.2  Substantial Completion shall be achieved in accordance with the timing as set forth in the Project Schedule, subject to Section 7.3 below. For the purposes of this Contract, the phrases "Substantially Complete" and "Substantial Completion" mean the period in time when (i) all Work by or through Workstage necessary so that Owner may occupy the Project and is able to beneficially use it for its intended purposes and Workstage has provided Owner with notice of same (the "Notice of Readiness") and (ii) Owner, within fifteen (15) business days from receipt of Notice of Readiness, shall have inspected the Work and shall have either agreed to and accepted the Notice of Readiness (evidencing Owner's agreement that the Work is Substantially Complete) or given a written notice to Workstage of all uncompleted Work and/or any deficiency that

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  reasonably prevents the Project, as described in the Contract Documents, from being found Substantially Complete and prepared for startup (the "Punch List Work"). Notwithstanding the preceding sentence, if Workstage and Owner are unable to agree to provisions (i) and (ii), but Owner has received from Workstage all necessary permits and licenses in order for Owner to occupy and operate the Project, the Work shall be deemed "Substantially Complete" as of the date of the issuance of such permits and licenses. The date upon which the Work is deemed to be Substantially Complete is referred to as the "Substantial Completion Date" in the Contract Documents.

          7.3  Delay in achieving Substantial Completion of the Work within the Contract Time arising from Owner's failure to comply with the provisions of Section 5 hereof or unforeseeable causes beyond the control and without the fault or negligence of Workstage, including such events as labor strikes, fire or other casualty, governmental delays, epidemics, quarantine restrictions, freight embargoes, adverse weather conditions or other acts of God or force majeure, or delays of Subcontractor or suppliers arising from causes beyond the control and without the fault or negligence, in whole or in part, of both Workstage and such Subcontractors or suppliers will be considered as periods of excusable delay, and there shall be an equitable adjustment to the Contract Time and the Contract Price to take into consideration additional costs which Workstage may incur for demobilization and re-mobilization of its work forces, unanticipated labor escalations and unanticipated additional administrative expenses.

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        8.    CONTRACT PRICE

          8.1  As full and complete compensation for all of the Work hereunder performed by Workstage in accordance with the Contract Documents, Owner will pay Workstage a lump sum amount of Twelve Million Six Hundred Seventy-One Thousand Four Hundred Thirty Four and and 00/100 Dollars ($12, 671,434.00) (the "Contract Price") which is inclusive of the allowances as set forth in Exhibit D, the Project Price and Schedule of Allowances, as amended from time to time by the parties hereto. The Contract Price may be increased or decreased only as provided for in accordance with (i) delays as described in Section 7.3, (ii) Changes in the Work as set forth in accordance with Article 13, (iii) the actual cost of allowances as compared to the allowances set forth on Exhibit D, and (iv) changes in the Work necessitated by the enactment or revisions of codes, laws, or regulations subsequent to the execution of this Agreement. The Contract Price shall be paid as provided in Section 9 below.    Costs which are paid pursuant to the Letter of Intent executed by the parties on May 2, 2002, will be included and apply towards the Contract Price. Costs which would cause the Contract Price (as adjusted in accordance with this Section) to be exceeded shall be paid by Workstage without reimbursement from Owner.

        9.    PROGRESS PAYMENTS

          9.1  No later than thirty (30) days prior to the proposed Commencement Date pursuant to the Project Schedule, Workstage shall submit to Owner, for Owner's review and approval, a schedule of values for the Work ("Schedule of Values") which shall be attached hereto as Exhibit F, and incorporated hereby by this reference, showing, in percentage and dollar amounts, the value that the various parts, systems, segments and units of the Work ("Work Items") bear to the total Work and the Contract Price. As to major parts, systems, segments and units of the Work Items, the Schedule of Values shall also reflect the value of the particular Work Item relative to its status of completion. Workstage shall monthly revise the Schedule of Values to reflect changes in the progress of the Work and/or Owner-approved Changes in the Work, and in any event, Workstage shall furnish to Owner for its review all revisions made in the Schedule of Values. Owner-approved Changes in the Work, resulting in increases or decreases in the Contract Price, shall be allocated to the corresponding Work Items, unless such change is in addition to any established Work Item, in which case such Work Item shall become an additional Work Item in the Schedule of Values.

          9.2  In addition to developing and maintaining the Schedule of Values, Workstage shall check all materials, equipment and labor entering into the Work and shall keep such full and detailed records, books and accounts in which true and correct entries as may be necessary for proper financial management under this Agreement will be made in accordance with generally accepted accounting principles consistently applied, and the system shall be satisfactory to Owner in its reasonable opinion.

          9.3  Promptly at the end of each calendar month, and not more often, Workstage shall submit to Owner for Owner's approval a complete and correct payment request ("Payment Request") in an amount equal to the percentage of the Contract Price for the Work completed through the end of the preceding month. Each Payment Request shall be based on the most recent Schedule of Values submitted by Workstage and as approved by the Owner. Each Payment Request shall constitute a representation by Workstage to Owner that the Work has progressed to the point indicated and that Workstage is entitled to payment in the amount requested. The amount of each Payment Request shall be computed as follows:

            9.3.1  Take that portion of the Contract Price properly allocated to completed Work as determined by multiplying the percentage completion of such portion(s) of the Work by the share of the Contract Price allocated to such portion(s) of the Work in the Schedule of Values, less Retainage as set forth in Section 9.6 below.

            9.3.2  Subtract the aggregate of previous payments made by the Owner,

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            9.3.3  Subtract amounts, if any, for which the Owner has withheld or nullified a Payment Request in accordance with Section 9.6 below;

            9.3.4  Workstage shall submit to Owner with each Payment Request sufficient detail and supporting data, relative to the Schedule of Values, to show, in Owner's reasonable judgment, how the Payment Request amount was determined including:

              9.3.4.1  Workstage's, Architect's, Subcontractors, Sub-subcontractors, materialmen and suppliers lien waiver waiving lien rights against the Project to the extent covered by said Payment Request;

              9.3.4.2  Subcontractor certificates, statements and affidavits showing that the Work, to the extent covered by said Payment Request has been done and material delivered free of liens;

              9.3.4.3  Workstage's submittal letter, including, without limitation, a billing summary and statement of account; and

              9.3.4.4  Updated Schedule of Values and Project Schedule where applicable.

          9.4  In taking action on Workstage's submittal of a Payment Request, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by Workstage.

          9.5  Workstage warrants and guarantees that title to all Work, materials and equipment covered by a Payment Request, whether incorporated in the Project or not, will pass to Owner upon the receipt by Workstage of such payment, free and clear of all liens, claims, security interests or encumbrances and that no Work, materials or equipment to the extent covered by any Payment Request will have been acquired by Workstage, or by any other person performing the Work at the Site or furnishing materials and equipment for the Project, subject to an agreement under which an interest therein or an encumbrance thereon is retained by a seller or otherwise imposed by Workstage or such other person.

          9.6  Within fifteen (15) days after receipt of Payment Request, Owner shall pay Workstage the Payment Request amount. Payments not received by Workstage within such fifteen (15) day period will accrue interest at 1% per month until paid. Owner may decline to approve or withhold from any Payment Request because of:

            9.6.1  Defective work not remedied within a reasonable time frame;

            9.6.2  Filed or threatened (in writing) third party claims;

            9.6.3  Failure of Workstage to make payments properly to Architect or Subcontractors or for labor, materials or equipment or

            9.6.4  Otherwise, material breach of this Agreement.

          Owner shall give Workstage prompt notice of the existence of any of the deficiencies or material breaches referred to in this Section 9.6 along with sufficient detail as reasonable to enable Workstage to remedy any deficiency. When all of the deficiencies and material breaches referred to in this Section are remedied, payment shall be made promptly thereafter to the extent of amounts withheld as a result of such deficiencies.

          Owner may retain a maximum of ten percent (10%) of each Progress Payment (hereinafter referred to as "Retainage"). Owner shall release the Retainage as a part of the Final Payment Request. However, payments for general conditions, site work, concrete, steel, roofing, curtain walls and items purchased from national manufacturers in accordance with Workstage procurement agreements shall be made upon completion of the obligations in accordance with the requirements of this Agreement with no Retainage.

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          Any amounts withheld by Owner as Retainage shall be in addition to any other amounts, if any, that Owner is authorized to withhold under the Contract Documents.

          9.7  Upon Substantial Completion, or the earlier termination of this Agreement as provided for in Section 16.1 hereof, Workstage may submit the final Payment Request for the balance of the Contract Price then owing less the Deposit (the "Final Payment Request"). Neither the Final Payment Request nor any remaining Retainage shall become due until Workstage submits to Owner (1) final releases of liens and claims from Workstage and all Subcontractors in the form reasonably required by Owner, (2) Workstage's affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Owner may be responsible, have been paid or otherwise satisfied, (3) assignment of all guarantees and warranties from subcontractors, vendors, suppliers or manufacturers, (4) all maintenance and operating manuals, (5) a final set of "as-built" drawings and specifications, and (6) Punch List Work has been completed. If any Subcontractor refuses to furnish a release or lien waiver or if any liens have been recorded, the Final Payment Request shall not become due until Workstage furnishes a bond or other security in an amount sufficient, in Owner's reasonable opinion, to remove, or provide adequate security against, the lien.

          9.8  If Owner disputes a Payment Request amount as provided in this Section, and if it is later determined that the disputed amount was actually rightfully due, then interest shall accrue upon the disputed amount not paid at the then current commercial prime lending rate (the "Prime Rate")in the region in which the Project is located plus two percent (2%).

        10.    INSPECTION

          10.1 All Work (which term includes, but is not restricted to, materials, workmanship, and manufacture and fabrication of components) shall be subject to such inspections and tests at reasonable times prior to acceptance of such Work (1) as Owner shall reasonably direct and (2) in accordance with the Contract Documents, laws, ordinances, rules, regulations or orders of any public authority having jurisdiction over the Project. Any such inspection and test is for the sole benefit of Owner and shall not relieve Workstage of the responsibility for providing quality control measures to assure that the Work strictly complies with the Construction Documents. Pursuant to the terms contained herein, Workstage shall bear all costs of such inspections, tests or approvals, including, without limitation, made necessary by such failure, to the extent that any inspection or test reveals a failure of the Work to comply with Contract Documents, laws, ordinances, rules, regulations, or orders of any public authority having jurisdiction over the Project; and in all other respects, the cost of such inspections, tests or approvals shall be paid for by Owner and an appropriate Change Order shall be issued. Owner reserves the right, at its option and expense, to engage an independent architect professional to conduct and perform such tests and inspections called for by this Section 10.1.

          10.2 Workstage shall promptly replace any material or correct any Work found by Owner not to conform to the Construction Documents, unless Owner consents to accept such material or workmanship with an appropriate adjustment in the Contract Price as applicable. Workstage shall promptly segregate and remove rejected material from the Site.

          10.3 Workstage and Owner shall give each other reasonable notice of the planned schedule for all required tests and inspections.

          10.4 If Owner or any public authority having jurisdiction over the Project considers it necessary or advisable that covered Work be observed by Owner, or tested or inspected by others, Workstage shall uncover, expose or otherwise make available that portion of the Work in question, furnishing all necessary labor, material and equipment. If it is found that such Work is defective, or such Work was covered prior to any test or inspection required by law, Workstage shall pay all costs and damages caused by or resulting from such uncovering, exposure, observation, inspection,

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  testing and satisfactory replacement or rework. If such Work is not found to be defective, Workstage shall be allowed an increase in the Contract Price and an increase in the Contract Time.

          10.5 If Workstage does not promptly replace rejected material or correct rejected Work, Owner may by contract or otherwise, in accordance with Section 14.1.2 below, replace such material or correct such Work and charge the actual cost thereof to Workstage.

          10.6 In the event Owner elects to exercise its right to correct such nonconforming Work, an appropriate Change Order shall be issued deducting from the payments then or thereafter due Workstage the cost of correcting such deficiencies.

          10.7 Workstage shall furnish promptly, without additional charge, all facilities, labor, and material reasonably needed for performing such safe and convenient inspection and testing as may be required by Owner or any public authority having jurisdiction over the Project. All inspection and testing by Owner shall, to the extent reasonably possible, be performed in such manner as not to unnecessarily delay the Work.

          10.8 Certificates of inspection, testing, or approval required by governmental agencies in connection with the Work shall be secured by Workstage and promptly delivered to Owner.

        11.    PROTECTION OF PERSONS AND PROPERTY

          11.1 Workstage shall be responsible for initiating, maintaining, and supervising appropriate safety precautions and programs in connection with the Work. Owner shall abide by such precautions and programs.

          11.2 Workstage shall give all notices and comply with all applicable laws, ordinances, rules, regulations, and orders of any public authorities bearing on the safety of persons and property in connection with the Work and their protection from damage, injury, or loss. Workstage shall follow all procedures required by the Occupational Safety and Health Act (OSHA) or its equivalent, including, but not limited to, providing and posting all required posters and notices, and shall otherwise be responsible for all other mandatory safety laws in connection with the Work.

        12.    INSURANCE

          12.1 Workstage shall maintain in full force and effect Workers' Compensation Insurance complying with all statutory requirements, Employers' Liability Insurance in the amount of One Million Dollars ($1,000,000), and other employee, work-related accident insurance required by the state where the Project is located. Such insurance shall provide coverage for bodily injury, occupational sickness and disease, and death claims of employees of Workstage.

          12.2 Workstage shall maintain in full force and effect a policy of Commercial General Liability Insurance with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate. Such insurance shall name Owner as an "additional insured." Workstage's Commercial General Liability shall include contractual liability insurance applicable to its operations under this Agreement written on an occurrence basis.

          12.3 Workstage shall maintain in full force and effect Commercial Automobile Liability Insurance providing bodily injury and property damage liability coverage in an amount not less than One Million Dollars ($1,000,000) per accident for hired and non-owned automobiles.

          12.4 Workstage shall maintain umbrella liability in excess of Commercial General Liability and Commercial Automobile Liability with minimum limits of Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate.

          12.5 Workstage shall purchase and maintain or cause the Architect to purchase and maintain errors and omissions insurance with a limit of not less than Two Million Dollars ($2,000,000) each

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  occurrence. If such insurance is maintained on a per claims basis, the policy shall be in the form of a "project policy" with a five (5) year "extended reporting period" endorsement. All coverage shall be retroactive to the earlier of the date of this Agreement or the commencement of Workstage's services in relation to the Project, covering personal injury, bodily injury and property damage.

          12.6 Owner shall be responsible for purchasing and maintaining commercial general liability insurance, automobile and umbrella coverage against claims which may arise from bodily injury and/or property damage for which Owner may be legally liable in minimum amounts at least equal to the amounts Workstage is required to carry pursuant to this Section 12 with Workstage being named as an additional insured party. Owner is responsible for payment of the deductible, in the event of insurance coverage for any claim made hereunder.

          12.7 Owner shall purchase and maintain "special form" subject to policy exclusions replacement cost builders' risk/property insurance, including delayed completion, flood and earthquake coverage, insuring the Project and all of its components, whether real property, personal property or fixtures, with Workstage named as a loss payee as its interest may appear. A summary of Owner's Builder's Risk coverages shall be delivered to Workstage prior to commencement of the Work. Owner is responsible for payment of the Builders' Risk deductible, in the event of insurance coverage for any claim made under the Builders' Risk Policy.

          12.8 Workstage shall cause each Subcontractor employed by Workstage and the Architect to purchase and maintain insurance of the type specified herein. When requested by Owner, Workstage shall furnish to Owner copies of certificates of insurance evidencing coverage for each Subcontractor.

          12.9 All certificates of insurance shall include the provision that the above-afforded coverages will not be amended, canceled, terminated, or reduced without thirty (30) days prior written notification. Each party hereby waives all claims it may have against the other arising out of or in connection with loss or damage that would be insurable under the insurance described above to the extent the person suffering the loss or damage did or could have covered it by the insurance required under this Agreement. Each party shall cause its insurer to include a "waiver of subrogation" clause in or issue an endorsement to its policy recognizing and agreeing to this provision.

          12.10  All insurance referenced in the insurance section purchased by Workstage and the Owner shall be with a carrier with a current A.M. Best rating of A-VIII or better.

        13.    CHANGES IN THE WORK

          13.1 Without invalidating this Agreement, Owner may order changes in the Work within the general scope of the Agreement, consisting of additions, deletions, or other revisions to the specifications, including, but not limited to, changes to the final version of the base building specifications as shown on Exhibit A, or drawings of the Contract Documents; the method or manner of performance of the Work; the quantity or type of any Owner-furnished facilities, equipment, services or Site; or direct any acceleration in the performance of the Work ("Changes in the Work"). Owner and Workstage shall execute a Change Order (hereinafter defined) setting forth in detail any changed or additional Work to be performed or to be deleted. The cost of any Changes in the Work will be added to or subtracted from the Contract Price by a Change Order, provided that such Change Order is in accordance with this Section 13.

          13.2 All Changes in the Work shall be pursuant to a written change order prepared by Workstage and executed by both Owner and Workstage (the "Change Order"), which shall include an eight percent (8%) charge for general conditions and a five percent (5%) project management fee and shall set forth (a) the cost of the Change in the Work, (b) the change, if any, in the Work, (c) the changes in Workstage's warranties, (d) the change, if any, in the Contract Price, (e) the

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  change, if any, in the Contract Time, and (f) any other change to the Construction Documents required by each Change in the Work. No Change Order shall be effective unless signed by an authorized representative of both Owner and Workstage.

          13.3 All changes in the Contract Price shall be based upon the values set forth in the most recent Schedule of Values and shall be adjusted and shown on an updated Schedule of Values. The corresponding percentage in the updated Schedule of Values will be applied in the next Payment Request after such Change Order.

            13.3.1  Cost of the Changes in the Work shall only include the following costs:

              13.3.1.1  costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

              13.3.1.2  costs of materials, supplies and equipment, including cost of transportation thereof and taxes thereon, whether incorporated or consumed;

              13.3.1.3  rental costs of machinery and equipment exclusive of hand tools, whether rented from Workstage or others;

              13.3.1.4  costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes to the extent applicable to the Change in the Work;

              13.3.1.5  additional costs of supervision and field office personnel directly attributable to the Changes in the Work; and fees paid to the Architect, engineers and other professionals.

              13.3.1.6  additional costs for Changes in the Work necessitated by enactment or revision of codes, laws or regulations subsequent to execution of the Contract Documents.

          13.4 With regard to Changes in the Work, Workstage shall check all materials, equipment, and labor entering into the Work, and shall keep such full and detailed accounts as may be necessary to document the Cost of the Changes in the Work and for proper financial management of Changes in the Work under this Agreement, and the system(s) for doing so shall be satisfactory to Owner. Owner shall not unreasonably withhold Owner's approval of such system(s). Owner shall be afforded reasonable access to all of Workstage's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda, and similar data relating to the Cost of Changes in the Work.

          13.5 If Workstage is delayed at any time in the progress of the Work by an act or neglect of the Owner, Owner's employees, or separate contractors employed by the Owner, or by Changes in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather conditions, governmental delays, or other typical force majeure events, unavoidable casualties or other causes beyond the Workstage's control, including such events as provided in Section 7.3, or by delay authorized by the Owner, or by other causes which the Owner and Workstage agree may justify delay, then Workstage shall have the right to reasonably extended the Contract Time by Change Order.

        14.    CORRECTION OF WORK

          14.1 Prior to Final Payment hereunder, Workstage shall promptly correct Work rejected by the Owner in accordance with the terms of this Agreement or known by Workstage to be defective or failing to conform to the requirements of the Construction Documents. Subject to the terms of this Agreement, Workstage shall bear costs of correcting such rejected Work, including additional testing and inspections.

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            14.1.1  If Workstage fails to correct nonconforming Work as required, fails to perform the Work in accordance with the Construction Documents and the Project is not yet complete, the Owner may, by written order, direct Workstage to stop the Work, or any portion thereof, until the cause for such order has been eliminated.

            14.1.2  If Workstage defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within five (5) business days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner must give a second written notice to Workstage and, seven (7) days following receipt by Workstage of that second written notice and without prejudice to other remedies, the Owner may correct such deficiencies as set forth in Section 10.5. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due to Workstage, the Owner's actual costs of correcting such deficiencies. Such action by the Owner shall be subject to dispute resolution procedures as provided in Section 15.

          14.2 If, within one (1) year after the date of Substantial Completion of the Work, any of the Work is found to be not in accordance with the requirements of the Construction Documents, Workstage shall, at Workstage's expense, correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously accepted such condition.

        15.    DISPUTE RESOLUTION

          15.1 The parties recognize that differences sometimes arise in the course of a relationship and wish to avoid litigation. Accordingly, all claims, disputes and other matters in question between Workstage and Owner arising out of or relating to this Agreement or the breach thereof, the Project, or the Work ("disputes") shall first be submitted to negotiation and may, failing resolution, then be subject to arbitration as set forth below; however, in all other cases, all legal and equitable rights and remedies provided at law and equity are reserved.

          15.2 Disputes claimed by either party must be made by written notice promptly upon the recognition of the event giving rise to such claim. Pending final resolution of any dispute, including arbitration in accordance with this Section 15, Workstage shall proceed diligently with performance of the Work to the extent it is unrelated to the dispute and the subject matter of the dispute does not inhibit the progress of the Work generally, and subject to Section 9.6, Owner shall continue to make payments to Workstage in accordance with this Agreement to the extent unrelated to the dispute. To the extent necessary in light of the circumstances, the Contract Time shall be extended by the period of time necessary to resolve any dispute. Such performance by Workstage and payment by Owner shall not operate to waive or estop either party from pursuing the claim which gave rise to the dispute.

          15.3 If any dispute arises, Owner and Workstage shall each appoint an executive officer to meet for the purpose of resolving it. If the parties' executive officers are able to reach an agreement, the dispute will be deemed resolved.

          15.4 If after fifteen (15) days from the date the dispute arose these negotiations prove unsuccessful in whole or in part, Workstage or Owner may request that any remaining disputes be resolved by arbitration in accordance with the "regular track" rules of the American Arbitration Association applicable to Construction Industry Disputes, and such disputes shall be arbitrated Any award rendered pursuant to an arbitration may include reasonable attorneys' fees and costs, shall be final and binding upon the parties, and judgment may be entered upon it in a court of competent jurisdiction. All applicable statutes of limitations and the like shall be tolled while the requirements of this provision are pending, but only as to the issues hereby submitted for negotiation or arbitration.

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        16.    TERMINATION AND SUSPENSION

          16.1 The Owner may terminate this Agreement, following seven (7) days' written notice and a reasonable opportunity to cure, for the following reasons (i) Workstage consistently refuses or fails to supply enough properly skilled workers or proper materials; (ii) Workstage fails to make payment to Subcontractors for material or labor in accordance with the respective agreements between the Workstage and Subcontractor; (iii) Workstage disregards laws, ordinances or orders of public authorities having jurisdiction, or (iv) Workstage otherwise materially breaches a provision of the Contract Documents.

            16.1.1  If this Agreement is terminated for any of the above reasons, Owner (i) may take possession of the Site, and all of the materials, equipment, tools and construction machinery owned by Owner thereon; (ii) shall be assigned and may accept assignments of Workstage's agreement with the Architect, all subcontracts, material and supply contracts, including without limitation manufactured or supply contracts for any pre-fabricated portions of the Work, any permits approvals, licenses or other agreements held by Workstage in its performance of its obligations to this Agreement; (iii) and finish the Work in whatever reasonable method the Owner may elect.

            16.1.2  If this Agreement is terminated pursuant to this Section 16.1, Workstage shall be compensated as set forth in this Section and in accordance with Section 9.7 hereinabove.

            16.1.3  If the unpaid balance of the Contract Price exceeds the costs of finishing the Work, including any design professionals services or other damages incurred by the Owner and not expressly waived, such excess costs shall be paid by Workstage and may be debited from any unpaid balance owing to Workstage.

          16.2 Subject to Sections 9.6 and 15.2, Workstage may suspend performance of the Work at any time and an appropriate change in the Contract Time will be made, when Owner has failed to make a payment thirty (30) days after its due date.

          16.3 Workstage may terminate this Agreement, following seven (7) days' written notice and a reasonable opportunity to cure, if (i) any payment is more than sixty (60) days past due, (ii) Owner materially breaches this Agreement, (iii) the Work is stopped, through no act or fault of Workstage, its agents or employees, by Owner for a period or periods aggregating ninety (90) days, (iv) the work is stopped, through no act or fault of Workstage, its agents or employees, under any order of any court or other public authority having jurisdiction for a period or periods aggregating ninety (90) days; or as a result of an act of government, such as a declaration of a national emergency making materials, fuel, or equipment unavailable, (v) environmental contamination or hazardous material is discovered at the Site preventing completion of the Project, or (v)i a bankruptcy, liquidation or receivership of the Owner occurs. In case of any such termination under this Section 16.3, Workstage shall be entitled to receive for Work properly executed in accordance with the Contract Documents, the proportionate share of the Contract Price earned prior to such termination and all costs necessarily incurred by reason of such termination.

          16.4 Within seven (7) days after termination of this Agreement, Workstage shall deliver to Owner all relevant materials, supplies and equipment paid for by Owner and the Contract Documents in accordance with other provisions of this Agreement.

        17.    INDEMNIFICATION

          17.1 Subject to the waiver of subrogation provisions set forth in Section 12.9 above each party shall, to the extent that the same may have been caused by its own negligence or willful misconduct, defend and indemnify the other, its officers, employees and agents, against and hold them harmless from all liability, damage, cost or expense. Prompt notice shall be given of any such claim.

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        18.    HAZARDOUS MATERIALS

          18.1 Owner represents and warrants that to the best of its knowledge the Site is free from contamination and hazardous materials of any kind. Regardless of whether or not it had knowledge of them, Owner shall defend and indemnify Workstage and Workstage's Agents (hereinafter defined) against and hold harmless from any and all loss, liability or damage it may incur as a result of the presence of contamination or hazardous materials at the Project Site except to the extent caused by Workstage, its employees, subcontractors and their agents and employees.

          18.2 Neither Workstage nor its employees, agents, contractors, invitees, or anyone else working on the Project ("Workstage's Agents"), shall bring on, keep, store, use, release, or dispose of any hazardous material on, in, or about the Project Site, except in quantities permitted by, and used for their intended purpose under, the Contract Documents and applicable law.

          18.3 If Workstage or any of Workstage's Agents inadvertently discovers any spill, discharge, or leakage of hazardous materials including, but not limited to, asbestos or polychlorinated biphenyl, on the Site, Workstage shall immediately stop all Work in the area where the discovery is made and notify Owner as expeditiously as possible.

          18.4 If Workstage shall receive any notice, whether oral or written, of any inquiry, test, investigation, enforcement proceeding, environmental audit, or the like by or against the Project with regard to any hazardous materials, Workstage shall immediately notify Owner of such notice.

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        19.    NO BROKER

          19.1     Workstage and Owner each warrant and represent that they have involved no broker in the transaction contemplated in this Agreement and to the best of each party's knowledge, there is no broker or any other party who is entitled to a commission in connection with this transaction. Workstage and Owner agree to indemnify and hold harmless the other party from and against all claims, costs, liabilities and expense (including court costs and attorneys' fees) incurred by the other party as a result of a breach of such representations. The provisions of this Section 19 shall survive the expiration or termination of this Agreement.

        20.    MISCELLANEOUS PROVISIONS

          20.1     This Agreement shall be governed by the laws of the state in which the Site is located, regardless of the venue or jurisdiction where issues, suits or actions hereunder are properly brought or heard.

          20.2     Except as otherwise specifically provided in this Agreement, neither Owner nor Workstage shall assign this Agreement nor transfer any of the rights without the prior written agreement of the other party.

          20.3     There are no third-party beneficiaries to this Agreement. Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either party.

          20.4     Any notices provided under this Agreement shall be deemed properly given if reduced to writing and personally delivered or transmitted by registered or certified mail, or by a trackable commercial delivery service including Federal Express, UPS, Airborne or the equivalent, to the person and address set forth in Section 2.5 and 2.6 above with postage prepaid, or if transmitted by recognized overnight courier service or facsimile, with confirmation receipt.

          20.5     Subject to Owner's rights provided for in Section 6 hereof, the design, plans and specifications of all Workstage products including all pre-fabricated products it obtains from suppliers who are affiliated with Workstage (the "Proprietary Information") shall be owned by Workstage or such supplier, protected by all applicable and pending patents or licenses relating thereto, trademarks, copyrights, and the like. Owner shall not take any action which would or might impair any rights Workstage or its affiliated supplier has or may have in products to be integrated into the Project, unless otherwise expressly allowed by the Contract Documents.

            20.5.1    Except as expressly permitted by the Agreement, Owner shall maintain all Proprietary Information in confidence and not disclose it to any third party.

            20.5.2    Owner shall handle the Proprietary Information with the same degree of care it applies to its own confidential information, and at a minimum all due care to protect the confidentiality of the Proprietary Information.

          20.6     The headings of Sections and paragraphs are for convenience only and shall not modify rights and obligations created by this Agreement.

          20.7     The failure of any party to insist upon strict compliance by another party shall not be deemed a waiver of its right to do so in the future.

          20.8     Whenever the consent, approval, acknowledgment or permission of either party is required under this Agreement, it shall not be unreasonably withheld, delayed or conditioned.

          20.9     The obligations of either party under this Agreement that are of a continuing nature shall survive termination of this Agreement or final completion of the Project, unless otherwise explicitly agreed to in the Contract Documents or by operation of law.

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          20.10  In any court proceeding or other action brought by one party hereto against the other to enforce or interpret the terms of this Agreement or to resolve any dispute concerning any of the services, the party prevailing in such proceeding or action shall be entitled, in addition to such other relief the court or arbitrators may grant, to an award of its costs incurred in connection with the proceeding or action, including, but not limited to, reasonable fees and disbursements of its attorneys.

          20.11  In case any one or more provisions set forth in the Contract Documents shall for any reason be held invalid, illegal or unenforceable in any respect, any such invalidity, illegality, or unenforceability shall not effect any other provision of the Contract Documents, and the Contract Documents shall be construed as if such invalid, illegal, or unenforceable provision had never been incorporated therein.

          20.12  The Contract Documents may be executed in any number of counterparts and, notwithstanding that all parties may not execute the same counterpart, each of such counterparts for all purposes shall be deemed to be an original, and all of such counterparts shall constitute one and the same agreement.

          20.13  No oral order, objection, claim or notice by any party to the other shall affect or modify any of the terms or obligations contained in any of the Contract Documents, and none of the provisions of the Contract Documents shall be held to be waived or modified by reason of any act whatsoever, other than by a definitely agreed waiver or modification thereof in writing, and no evidence shall be introduced in any proceeding of any other waiver or modification.

          20.14  The parties each represent that the person executing this document on behalf of such party has the power and authority to enter into this Agreement and such entity has the authority to consummate the transactions herein contemplated. The execution and delivery hereof and the performance by each party of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which it is a party or by which it is bound. All proceedings required to be taken by or on behalf of each party to authorize it to make, deliver and carry out the terms of this Agreement have been or will be duly and properly taken by each party and this Agreement is the legal, valid and binding obligation of the parties and is enforceable in accordance with its terms.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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        WHEREFORE, this agreement is entered into as of the date first written above.

OWNER:	WORKSTAGE:
WORKSTAGE LLC
By	By
(Signature)	(Signature)
(Printed name and title)	(Printed name and title)

STATE OF	)

) SS.:
COUNTY OF	)

        I CERTIFY that on                        , 2001,

personally came before me and this person acknowledged under oath, to my satisfaction, that:

  (a)
  this person is the                        of Workstage LLC, a Delaware limited liability company;

  (b)
  this Agreement was signed and delivered by Workstage LLC as its voluntary act, duly authorized in accordance with all requirements of its formation documents (as amended from time to time); and

  (c)
  this person signed this proof to attest to the truth of these facts.

Notary

STATE OF	)

) SS.:
COUNTY OF	)

        I CERTIFY that on                        , 2001,

personally came before me and this person acknowledged under oath, to my satisfaction, that:

  (a)
  this person is the                        of                         , a                        corporation/partnership/limited liability company;

  (b)
  this Agreement was signed and delivered by                        as its voluntary act, duly authorized in accordance with all requirements of its formation documents (as amended from time to time); and

  (c)
  this person signed this proof to attest to the truth of these facts.

Notary

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LIST OF EXHIBITS

EXHIBIT A	Base Building Work Description
EXHIBIT B	The Site Description
EXHIBIT C	Project Schedule
EXHIBIT D	Project Price and Schedule of Allowances
EXHIBIT E	Schedule of Warranties
EXHIBIT F	Schedule of Values

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QuickLinks

  EXHIBIT 10.26